Blue Line Protection Group Issues Corporate Update Letter to Shareholders

Denver, CO – June 1, 2016 – Blue Line Protection Group, Inc. **(OTCQB:** BLPG**)** ("Blue Line" and the "Company"), a leading security, transportation and risk mitigation solutions provider for financial institutions servicing the legal cannabis industry, today announced that it has published a corporate update letter to its shareholders from CEO Daniel Allen.

Dear Shareholder,

On behalf of the board of directors, management team and employees of Blue Line, I want to thank you for your continued support of our operational efforts. The purpose of the letter is to provide an insight into how the company is maturing as a business and developing its existing operational capacities, while positioning the company for sustained profitable growth.

The company, having established itself as a market leader in Denver, CO, providing security guard services, transportation and compliance to the legal cannabis industry, struggled to find a sustainable financial model. Although the company had reached 100 employees and continued to secure protection contracts, the business model simply was not scalable. Mismanagement, a poor business model and lack of capital had driven the company to the brink of insolvency.

July 2015 proved to be a pivotal time in the history of the company. Existing management had lost the confidence of the employees, vendors, industry partners and the capital markets. A new management team and board of directors were elected by the shareholders.

Over the next several months, we began to identify new opportunities to drive growth and profitability. Understanding the company's existing capabilities helped us determine how to drive value through the services our clients wanted and needed. Developing and executing that strategy, while building shareholder value, is where we are today.

Blue Line was founded primarily as an armed guard company catering to the legal cannabis industry. As we grow and mature the business, it will become apparent to our existing and future shareholders we are certainly more than that today. Capitalizing on the tremendous growth of the cannabis industry meant developing strategic relationships that allow us to vertically integrate our products and services so our clients have access to the tools necessary for them to operate their businesses.

We've identified very specific areas where we provide our clients' access to the requisite services: **stable banking relationships, cash management and vaulting services, real time tracking of cash and product, fully electronic payment platform, physical compliance audits,** and **licensing services**, just to name a few. These services, along with others, are strong top- and bottom-line revenue drivers for the business and are completely scalable.

We're able to execute and scale this model through strategic partnerships and vendor agreements. Through much due diligence and research, we've identified specific companies that will enable us to grow our business. Some will be mentioned here and some will not, as we are still formalizing our relationships.

HYPUR INC.

As a certified Hypur integrated software vendor (ISV), Blue Line is now able to provide a true electronic platform for compliance, business-to-business payments, cash management and cash tracking. Hypur, an Arizona-based software development company, provides software product solutions to financial institutions that extend the reach of their core banking systems and enable them to meet the enhanced requirements of banking cash-intensive businesses. Blue Line's mobile tablet-based compliance investigations platform, providing location inspection and inventory verification assessments for financial institutions, is now integrated with Hypur's "fintech" infrastructure.

As a Hypur ISV, Blue Line anticipates strong growth across its suite of compliance investigations services, with increased penetration into financial institutions seeking integrated, licensed, third-party compliance assessments of their banked clients. Hypur anticipates significant expansion over the next 18 months.

To meet these new opportunities, Blue Line is opening a new 12,000-square-foot headquarters. We will provide secured cash processing facilities with a bank-grade vault, with the facility consolidating our protection, compliance, licensing, transportation and vaulting operations in one location. Blue Line's new facility provides a platform we can duplicate as we expand into other states.

As you can hopefully see, we are a very different company. We are developing strong relationships and strategic alliances with our capital partners, vendors and clients. We are confident, through these relationships and the strong commitment of our management and employees, and with support from our shareholders, that we will build a very strong and valuable company.

We are growing and have had to finance our business using debt, as opposed to equity. We did this to protect our shareholders and give us enough time to properly finance the business as we move

forward. We will be restructuring the short-term debt into longer term notes with significantly lower rates. We have secured financing from Hypur Ventures, but it is our objective to begin operating the business out of cash in the near term.

Next week, Blue Line will be hosting a conference call with its valued shareholders, where we'll reveal more details about our new operational structure, strategic alliances that will propel our growth, and capital opportunities to enhance our ability to expand operations and increase our revenue potential for our shareholders.

The employees and management team of Blue Line Protection Group will continue to work diligently and strategically to develop a profitable and sustainable organization, and we remain committed to our shareholders in developing a business model scalable in and deployable across the nation.

Sincerely,

Daniel Allen

Chief Executive Officer

About Blue Line Protection Group, Inc.

Blue Line Protection Group provides consulting, armed security, compliance and investigations, transportation and secure vaulting services to banks, businesses and government entities who need to protect their assets, licenses and clients. Blue Line serves banks and credit unions by providing currency processing and transportation solutions, and its risk mitigation services help financial institutions serving cash-intensive industries comply with federal "know your customer" mandates. For more information, visit www.BlueLineProtectionGroup.com.

Safe Harbor Statement

This release includes forward-looking statements, which are based on certain assumptions and reflects management's current expectations. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of these factors include: general global economic conditions; general industry and market conditions, sector changes and growth rates; uncertainty as to whether

our strategies and business plans will yield the expected benefits; increasing competition; availability and cost of capital; the ability to identify and develop and achieve commercial success; the level of expenditures necessary to maintain and improve the quality of services; changes in the economy; changes in laws and regulations, including codes and standards, intellectual property rights, and tax matters; or other matters not anticipated; our ability to secure and maintain strategic relationships and distribution agreements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Michael Jerome
Vice President Media and Public Relations
Blue Line Protection Group, Inc.
800-844-5576
Media@BlueLineProtectionGroup.com

Investor Relations

Scott L. Greiper
President
Viridian Capital Advisors, LLC
212-333-0257
sgreiper@viridianca.com